Exhibit (d)(5)

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of October 30, 2006, by and among Globalive Communications Inc., a Nova Scotia unlimited liability company (“Parent”), Yakquisition Corp., a Delaware corporation (“Sub”) and a wholly-owned subsidiary of Parent, and Yak Communications Inc., a Florida corporation (the “Company”), to amend the terms of the Agreement and Plan of Merger dated as of September 20, 2006, by and among Parent, Sub and the Company (the “Prior Agreement”). Certain capitalized terms not defined herein shall have the meaning ascribed to them in the Prior Agreement.

RECITALS

WHEREAS, the parties desire to enter into this Agreement to amend Section 1.07 of the Prior Agreement to provide that the articles of incorporation and bylaws of the Company shall be the articles of incorporation and bylaws of the Surviving Corporation.

WHEREAS, the boards of directors of each of Parent, Sub and the Company believe it is in the best interests of their respective company and their stockholders to amend the Prior Agreement as provided herein and, in furtherance thereof, have approved this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.1 Amendment. Section 1.07 of Prior Agreement is hereby be amended and restated in its entirety to read as follows:

“Section 1.07 Certificate of Incorporation and By-Laws.

(a) The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.”

1.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

1.3 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter thereof and shall not be assigned by operation of law or otherwise. The Prior Agreement and the documents and instruments and other agreements among the parties hereto contemplated or referred to therein, as amended hereby, shall continue in full force and effect.

1.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first this written above.

PARENT:

GLOBALIVE COMMUNICATIONS CORP.

By:	/s/ ANTHONY LACAVERA
Name: Anthony Lacavera
Title: Chief Executive Officer

SUB:

YAKQUISITION CORP.

By:	/s/ ANTHONY LACAVERA
Name: Anthony Lacavera
Title: Chief Executive Officer

COMPANY:

YAK COMMUNICATIONS INC.

By:	/s/ CHARLES J. ZWEBNER
Name: Charles J. Zwebner
Title: Chief Executive Officer

[Signature Page to Amendment Agreement]